      As filed with the Securities and Exchange Commission on May 18, 1998

                                                       Registration No.333-44733
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                           ---------------------------


                         Post-Effective Amendment No. 1
                                       to
                                    Form S-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                                 SUNSOURCE INC.
             (Exact name of registrant as specified in its charter)

               Delaware                               23-2874736
    (State or other jurisdiction of                (I.R.S. Employer
    incorporation or organization)                Identification No.)

                              3000 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 282-1290
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           ---------------------------


                                JOSEPH M. CORVINO
               Vice President - Finance, Chief Financial Officer,
                             Treasurer and Secretary
                                 SunSource Inc.
                              3000 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 282-1290
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ---------------------------

                                   Copies to:

       DONALD A. SCOTT, ESQUIRE                       JOHN E. RILEY, ESQUIRE
     Morgan, Lewis & Bockius LLP                    Simpson Thacher & Bartlett
        2000 One Logan Square                          425 Lexington Avenue
Philadelphia, Pennsylvania 19103-6993                New York, New York 10017
            (215) 963-5000                                (212) 455-2000

         On January 22, 1998, SunSource Inc. (the "Company") filed a Registration Statement on Form S-2 (the "Registration Statement") to register 2,887,169 shares of Common Stock, par value $.01 per share, for sale in an underwritten public offering (the "Offering"), of which 2,012,169 shares were to be sold by selling stockholders and 875,000 were to be sold by the Company. In the Offering 1,488,063 shares were sold by the selling stockholders and 796,408 shares were sold by the Company.

         Accordingly, this Post-Effective Amendment No. 1 is being filed to deregister the 602,698 shares which were registered but not sold in the Offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on May 18, 1998.

                                   SUNSOURCE INC.

                              By: /s/ Joseph M. Corvino
                                  ----------------------------------------------
                                  Name: Joseph M. Corvino
                                  Title: Vice President-Finance, Chief Financial
                                         Officer, Treasurer and Secretary


                 Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons, in the capacities indicated, on May 18, 1998.


     Signature                                         Title                                        Date
     ---------                                         -----                                        ----
/s/ Donald T. Marshall                     Chairman and Chief Executive Officer                 May 18, 1998
-----------------------------             (Principal Executive Officer) and Director
Donald T. Marshall

/s/ Joseph M. Corvino                      Vice President-Finance, Chief Financial              May 18, 1998
-----------------------------              Officer, Treasurer and Secretary (Principal
Joseph M. Corvino                          Financial Officer)


/s/ John J. Dabrowski                      Controller (Principal Accounting Officer)            May 18, 1998
-----------------------------
John J. Dabrowski

O. Gordon Brewer, Jr.                      Director
Norman V. Edmonson                         Director
Arnold S. Hoffman                          Director
Robert E. Keith, Jr.                       Director
John P. McDonnell                          Director
Donald A. Scott                            Director

By  /s/ Joseph M. Corvino                                                                       May 18, 1998
   --------------------------
        Joseph M. Corvino
        Attorney-in-Fact